Exhibit 99.1

QC Holdings, Inc. Reports Second Quarter Results

Board Declares $0.05 Dividend Per Common Share

OVERLAND PARK, Kan.--(BUSINESS WIRE)--August 2, 2012--QC Holdings, Inc. (NASDAQ: QCCO) reported income from continuing operations of $2.1 million and revenues of $43.7 million for the quarter ended June 30, 2012. For the six months ended June 30, 2012, income from continuing operations totaled $7.2 million and revenues were $89.6 million. For the three months and six months ended June 30, 2011, income from continuing operations totaled $356,000 and $5.7 million, respectively, and revenues were $42.7 million and $87.9 million, respectively.

The three months and six months ended June 30, 2012 include a $739,000 gain resulting from the cash settlement of an expiring life insurance policy. The three months and six month ended June 30, 2011 include a $2.0 million expense resulting from the settlement of an outstanding legal matter. The three months and six months ended June 30, 2012 and 2011 also include discontinued operations relating to branches that were closed (or scheduled for closure) during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and six months ended June 30, 2012 and 2011 are provided below.

** Second Quarter **

Revenues increased $1.0 million, or 2.3%, quarter-to-quarter. This improvement is attributable to the inclusion of fees and interest from the company’s Canadian online lending subsidiary (Direct Credit), which was acquired on September 30, 2011. The revenue increase attributable to Direct Credit was partially offset by lower payday loan revenues in the company’s US branches compared to the three months ended June 30, 2011.

The bulk of the decline in US-based payday revenues is due to a new payday law in Illinois that became effective in March 2011. The new law imposes customer usage restrictions that negatively affect revenues and profitability. The Illinois law provided for an overlap of the previous lending approach with loans issued under the new law for a period of one year, thereby extending the time period over which the negative effects of the new law occurred. The state of Missouri also experienced lower payday revenues compared to prior year, which the company believes is attributable to customer uncertainty regarding the ongoing availability of the payday product given the well-publicized efforts of industry opponents to eliminate the product through a ballot referendum in November’s election.

Branch operating costs, exclusive of loan losses, increased $1.6 million to $21.7 million during the three months ended June 30, 2012 compared to prior year’s $20.1 million. Higher current year costs were largely as a result of the inclusion of Direct Credit, as well as an increase in healthcare-related expenditures.

Loan losses increased $232,000 during the three months ended June 30, 2012, totaling $10.2 million versus $10.0 million in prior year’s quarter. The loss ratio was 23.4% in second quarter 2012 and in second quarter 2011.

QC’s branch gross profit in second quarter 2012 was $11.9 million, down $750,000 from $12.6 million in second quarter 2011. This decline is attributable to reduced margins in the company’s US branches, partially offset by the addition of Direct Credit and a slight improvement in profit from the automotive division.

Regional and corporate expenses totaled $7.5 million during the three months ended June 30, 2012 compared to $11.1 million in second quarter 2011. The current year quarter includes a $739,000 gain associated with the settlement of an expiring life insurance policy. Second quarter 2011 includes a $2.0 million legal settlement expense. Reduced overall regional and corporate expenses were also attributable to lower legal and other professional expenses quarter-to-quarter.

The company reported $222,000 of other income for the three months ended June 30, 2012 compared to other expense of $17,000 in prior year’s second quarter. This change is largely due to a reduction in the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the company’s acquisition of Direct Credit. Pursuant to generally accepted accounting principles, any changes to this contingent consideration liability are recorded through the income statement.

The company’s effective tax rate was 33.5% for second quarter 2012 compared to 40.6% in second quarter 2011. The reduced rate is due to the favorable tax treatment associated with the gain realized in connection with the cash settlement of the expiring life insurance.

“We continue our efforts to add other lending products and services throughout our branch network, with a focus on offering longer-term, higher-dollar installment loans,” noted QC President and Chief Executive Officer Darrin Andersen. “Consistent with our historical approach, we are following a disciplined roll-out to provide the best opportunity for lasting success.

“Our Canadian online group, Direct Credit, reported nice growth during the second quarter,” noted Andersen. “With the recent implementation of an improved loan management system, we expect to benefit from customer service and loan origination efficiencies in the coming quarters.”

** Six Months Ended June 30 **

The company’s revenues increased 1.9% to $89.6 million during the six months ended June 30, 2012 versus $87.9 million in 2011. This increase is attributable to the addition of Direct Credit ($4.0 million through June 30, 2012), partially offset by reduced payday loan volumes period-to-period for the reasons noted in the quarterly discussion above.

Branch operating costs, exclusive of loan losses, totaled $44.2 million during the six months ended June 30, 2012, $2.2 million higher than the prior year period. This increase reflects the inclusion of Direct Credit, higher healthcare-related costs and typical annual rent increases.

During the six months ended June 30, 2012, the company reported loan losses of $16.0 million compared to $14.7 million during the six months ended June 30, 2011. The company’s loss ratio was 17.8% during the first half of 2012 versus 16.8% in the same 2011 period. The higher ratio period-to-period reflects losses at Direct Credit and a lower collection rate of returned items.

Branch gross profit decreased to $29.5 million for the six months ended June 30, 2012 from $31.1 million during the six months ended June 30, 2011.

Regional and corporate expenses decreased $3.2 million during the first half of 2012 (totaling $16.2 million versus $19.4 million during the same 2011 period), for the same reasons as noted in the quarterly discussion above.

Net interest expense increased approximately $856,000 during the six months ended June 30, 2012 compared to the prior year as a result of higher average blended rates and debt balances.

The company reported $1.2 million of other income for the six months ended June 30, 2012 compared to other expense of $21,000 in prior year. This change is largely due to the reversal of the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the Company’s acquisition of Direct Credit in September 2011. Pursuant to generally accepted accounting principles, any changes to this contingent consideration liability are recorded through the income statement.

The company’s effective tax rate was 37.0% through June 30, 2012 compared to 39.6% in 2011. The reduced rate is due to the favorable tax treatment associated with the gain realized in connection with the cash settlement of the expiring life insurance.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable August 30, 2012 to stockholders of record as of August 16, 2012.

-BUSINESS OUTLOOK -

“Through June 30, the results in our branch network were slightly below our expectations,” commented QC Chairman Don Early. “Revenue struggles in Illinois and Missouri overwhelmed the improvements reported by the majority of the other 22 states in which we operate. With the broader economy mired in a prolonged slump, our field personnel are focused on improving profitability through superior customer service and efficient operations.

“We are pleased with the growth in our Canadian online business and the opportunities this platform provides to the broader business. Similarly, our automotive division is positioned to increase its profitability as a result of service center improvements in late 2011 and early 2012.

“We continue to monitor the developments in Missouri with respect to an ongoing effort by payday industry opponents to include a ballot referendum on the upcoming November ballot that, if included on the ballot and passed by voters, would require QC to close all of its Missouri branches, thereby eliminating hundreds of jobs throughout the state. We are strongly opposed to this misguided effort as the focus of our opponents is solely to eliminate the payday loan industry, without regard to the impact on our customers and their practical credit alternatives.

“We believe we are well-positioned to weather the ongoing US economic malaise and to capitalize on existing and developing opportunities given our strong cash flow, solid capital structure and experienced management team.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 483 branches in 24 states at June 30, 2012 (note, however, that the company has 17 branches scheduled to close in the second half of 2012). In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2011, the company advanced nearly $1.0 billion to customers and reported total revenues of $187.5 million.

Forward-Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina, Virginia, Illinois and Arizona, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, including a referendum effort underway in Missouri to preclude any consumer lending in the state with an annual rate in excess of 36%, (4) litigation or regulatory action directed towards us or the payday loan industry, (5) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (6) risks associated with the leverage of the company, (7) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (8) changes in our key management personnel, (9) integration risks and costs associated with acquisitions, including our recent Canadian acquisition, (10) risks associated with owning and managing non-U.S. businesses and (11) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Revenues
Payday loan fees	$28,413	$29,335	$57,051	$59,779
Automotive sales, interest and fees	5,610	5,752	12,585	12,159
Installment interest and fees	4,248	4,773	8,732	9,429
Other	4,431	3,873	9,494	8,269
Total revenues	42,702	43,733	87,862	89,636
Branch expenses
Salaries and benefits	8,853	10,085	18,596	20,228
Provision for losses	9,987	10,219	14,718	15,972
Occupancy	4,821	4,994	9,681	10,129
Cost of sales - automotive	2,930	2,760	6,737	5,938
Depreciation and amortization	647	578	1,323	1,179
Other	2,860	3,243	5,718	6,719
Total branch expenses	30,098	31,879	56,773	60,165
Branch gross profit	12,604	11,854	31,089	29,471

Regional expenses	3,460	3,149	6,768	6,232
Corporate expenses	7,591	4,397	12,644	10,012
Depreciation and amortization	472	490	1,175	1,031
Interest expense	465	895	1,059	1,915
Other expense (income), net	17	(222)	21	(1,173)
Income from continuing operations
before income taxes	599	3,145	9,422	11,454
Provision for income taxes	243	1,055	3,737	4,237
Income from continuing operations	356	2,090	5,685	7,217
Loss from discontinued operations, net of income tax	329	362	368	560
Net income	$27	$1,728	$5,317	$6,657

Earnings (loss) per share:
Basic
Continuing operations	$0.02	$0.12	$0.32	$0.40
Discontinued operations	(0.02)	(0.02)	(0.03)	(0.03)
Net income	$-	$0.10	$0.29	$0.37

Diluted
Continuing operations	$0.02	$0.12	$0.32	$0.40
Discontinued operations	(0.02)	(0.02)	(0.03)	(0.03)
Net income	$-	$0.10	$0.29	$0.37
Weighted average number of common shares outstanding:
Basic	17,040	17,183	17,047	17,163
Diluted	17,132	17,243	17,104	17,185

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The three months and six months ended June 30, 2012 include an additional adjustment to EBITDA for the cash settlement of an expiring life insurance policy. The three months and six months ended June 30, 2011 include an additional adjustment to EBITDA for the expense associated with the settlement of the Missouri arbitration proceedings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012

Income from continuing operations	$356	$2,090	$5,685	$7,217
Provision for income taxes	243	1,055	3,737	4,237
Depreciation and amortization	1,119	1,068	2,498	2,210
Interest expense	465	895	1,059	1,915
Non-cash (gains) losses	17	(222)	21	(1,173)
Stock option and restricted stock expense	502	371	1,174	983
Gain on settlement of expiring life insurance policy (a)		(739)		(739)
Accrued costs for settlement of legal matter (b)	2,000	-	2,000	-
Adjusted EBITDA	$4,702	$4,518	$16,174	$14,650

(a)	For the three months and six months ended June 30, 2012, adjusted EBITDA excludes the gain on the cash settlement of an expiring life insurance policy.
(b)	For the three months and six months ended June 30, 2011, adjusted EBITDA excludes the expense recorded in connection with the settlement of an outstanding legal matter.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2011	June 30, 2012
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$17,738	$14,326
Restricted cash	2,175	1,091
Loans receivable, less allowance for losses of $6,008 at December 31, 2011 and $5,704 at June 30, 2012z	67,357	62,079
Prepaid expenses and other current assets	12,854	11,534
Total current assets	100,124	89,030
Non-current loans receivable, less allowance for losses of $2,100 at December 31, 2011 and $2,234 at June 30, 2012	6,939	8,046
Property and equipment, net	11,761	11,477
Goodwill	23,958	24,004
Intangible assets, net	5,535	4,746
Other assets, net	4,912	5,228
Total assets	$153,229	$142,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$224	$625
Accrued expenses and other liabilities	14,087	8,155
Deferred revenue	4,953	4,514
Revolving credit facility	14,500	21,250
Current portion of long-term debt	20,490	14,724
Total current liabilities	54,254	49,268

Non-current liabilities	5,519	5,906

Long-term debt	14,224	3,091
Total liabilities	73,997	58,265

Commitments and contingencies
Stockholders’ equity	79,232	84,266
Total liabilities and stockholders’ equity	$153,229	$142,531

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	501	483	523	482
De novo branches opened	2	2	2	4
Branches scheduled to close		(17)		(17)
Branches closed	(4)	(2)	(26)	(3)
Number of branches, end of period	499	466	499	466

Short-term Lending Branch Data:
Branch revenue	$36,922	$35,789	$74,681	$73,213
Percentage change		(3.1%)		(2.0%)
Branch net revenues	$28,292	$27,563	$61,941	$60,437
Percentage change		(2.6%)		(2.4%)

Operating Data – Short-term Loans:
Loan volume	$196,730	$204,573	$382,935	$407,102
Average loan (principal plus fee)	375.09	381.58	375.71	382.31
Average fee	56.75	57.31	56.93	57.63

Operating Data – Installment Loans:
Loan volume	$8,383	$11,083	$15,572	$19,207
Average loan (principal)	509.03	568.62	511.99	563.26
Average term (days)	182	187	219	186

Operating Data – Automotive Loans:
Loan volume	$4,313	$4,380	$9,865	$9,422
Average loan (principal)	9,801	10,454	9,816	10,197
Average term (months)	33	34	34	33
Locations, end of period	5	5	5	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
	Unaudited		Unaudited
Other Revenues:
Credit services fees	$1,642	$1,547	$3,499	$3,355
Check cashing fees	927	813	2,206	1,871
Title loan fees	1,269	697	2,528	1,370
Other	593	816	1,261	1,673
Total	$4,431	$3,873	$9,494	$8,269

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$15,329	$15,594	$30,899	$31,876
Recoveries	(6,931)	(6,801)	(16,271)	(15,662)
Adjustment to provision for losses based on evaluation of outstanding receivables	1,589	1,426	90	(242)
Total provision for losses	$9,987	$10,219	$14,718	$15,972

Provision for losses as a percentage of revenues	23.4%	23.4%	16.8%	17.8%
Provision for losses as a percentage of loan volume (all products)	4.5%	4.3%	3.3%	3.4%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications